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                                  EXHIBIT 21

                             LIST OF SUBSIDIARIES


The Peoples First National Bank &
  Trust Company of Paducah (direct) (1)
First Liberty Bank (direct) (2)
First National Bank of LaCenter (direct) (1)
PFC Acquisition Inc. (direct) (2)
Salem Bank, Inc. (indirect) (2)
PFC Properties, Inc. (direct) (2)
Bank of Murray (direct) (2)
PFC Acquisition Corporation (direct) (2)
First Kentucky Federal Savings Bank (indirect) (1)
PFC Acquisition Corporation II (direct) (2)

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(1)  Organized under the laws of the United States.
(2)  Organized under the laws of Kentucky.